UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 20, 2017

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1401 Lawrence St., Ste. 1200 Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)

(303) 312 - 3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2017, Scott Page, Chief Executive Officer of CoBiz Bank (“CoBiz” or the “Bank”) announced his intent to retire from his position effective March 31, 2018.  The Bank has negotiated and plans to execute a Separation and Release Agreement (the “Separation Agreement”) with Mr. Page that will be effective December 31, 2017.  The Separation Agreement addresses the payments and benefits to which Mr. Page would be entitled in connection with his separation from service with CoBiz.

Under the terms and conditions of the Separation Agreement, Mr. Page will remain employed during a transition period ending on March 31, 2018.  During that time, Mr. Page will be paid his regular base salary and will be covered under all Bank employee benefit plans.  On March 31, 2018 (“Termination Date”), Mr. Page will completely retire from CoBiz and he will receive payment for any accrued but unused vacation, reimbursement for business expenses and separation pay equal to 12 months’ base salary (excluding any bonus and incentive compensation), payable in equal installments pursuant to CoBiz’s regular payroll schedule.  Mr. Page will also be allowed to purchase his Bank provided car at the Bank’s book value.

In addition, to the extent Mr. Page is properly enrolled in CoBiz’s health plans to receive COBRA coverage, CoBiz has agreed to make payments to Mr. Page, or directly to CoBiz’s health plan, in an amount equal to the monthly COBRA premiums to be paid by Mr. Page for twelve (12) months of health plan coverage under COBRA for Mr. Page and his covered dependents, including any administrative charge imposed by CoBiz, less the monthly amount Mr. Page would have paid for such coverage under CoBiz’s health plans if Mr. Page’s employment had not ended.

The Separation Agreement will contain a general release of any claims Mr. Page may have against CoBiz, its subsidiaries and their affiliates.  The Separation Agreement will provide that for a period of eighteen (18) months following the Termination Date, Mr. Page will not compete with the business of the Bank.  The Separation Agreement will also provide for a twenty-four (24) month non-solicitation period of the Bank’s employees or customers.

Steven Bangert, Chairman and Chief Executive Officer of CoBiz Financial Inc. (“Company”), has assumed the role of Chief Executive Officer of the Bank.  In that role, the leadership teams from commercial banking, insurance and wealth will report directly to Mr. Bangert.  Lyne Andrich has assumed the role of Chief Operating Officer in addition to her current role of Chief Financial Officer.  Ms. Andrich will be responsible for accounting, bank operations, finance, human resources, information technology, and process improvement. The Company has not entered into any new material plan, contract or arrangement with, nor has it granted any new equity-based awards to, either Mr. Bangert or Ms. Andrich as a result of their new positions.

As previously reported in a Current Report on Form 8-K filed on November 9, 2017, Richard J. Dalton and Robert B. Ostertag announced their intent to retire from their current positions at a yet to be determined date in 2018.  Messrs. Dalton and Ostertag have both mutually agreed to extend their retirement past 2018.  Although such date has been extended neither Mr. Dalton nor Mr. Ostertag will remain in their current positions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.
(Registrant)
Date: December 26, 2017
/s/ Lyne Andrich
Lyne Andrich
EVP, CFO & COO